FOR IMMEDIATE RELEASE: Thursday, January 8, 1998

CONTACT:   L. William Rands, CFO             Madeleine Franco
           Monroc, Inc.                      or Andrew Graft
          (801) 359-3701                     Jordan Richard Assoc.
                                             (801) 595-8611

           MONROC ANNOUNCES PURCHASE OF TREASURE VALLEY CONCRETE

SALT LAKE CITY, UTAH - Ronald D. Davis, president and chief executive officer of Monroc, Inc. (NASDAQ: MROC), today announced the company's acquisition of privately held Treasure Valley Concrete, Inc. (Boise, Idaho). With the close of the transaction, Treasure Valley Concrete becomes a wholly owned subsidiary of Monroc.

Treasure Valley Concrete, with annual revenues of approximately $7 million, is a producer of ready-mix concrete, serving the greater Boise area. Under the terms of the acquisition, Monroc has purchased all shares of ownership in Treasure Valley Concrete in exchange for $3.35 million in cash.

"This acquisition of Treasure Valley Concrete fits well with our current operations," said Davis. "We welcome them to our team and look forward to building upon the company's proven success in Idaho's Treasure Valley area."

Monroc, Inc. produces and sells ready-mix concrete, sand and gravel products, prestressed and precast concrete building components and accessories to the construction industry and the concrete trade in the Mountain States region.